NEWS RELEASE

                                AMCAST ANNOUNCES
                                SALE OF SPEEDLINE
                                       And
                       CONTINUED NYSE LISTING UNDER REVIEW

DAYTON, OHIO, March 17, 2003 - Amcast Industrial Corporation, (AIZ-NYSE) today announced that it has sold Speedline, its Italian wheel subsidiary, to a European-based company. The net proceeds from the sale will be negligible.

Byron O. Pond, Chairman of the Board and Chief Executive Officer, said "Speedline's recent operating performance has had a significant, detrimental impact on Amcast's profitability. The transaction should return the remaining Amcast businesses to positive net earnings in its third fiscal quarter. However, the impact of the disposal of Speedline, which will be reflected in Amcast's second quarter results, is anticipated to result in a pretax book loss of approximately $56 million. Amcast's second quarter earnings announcement is expected to be released on March 26 and will provide additional information concerning this transaction and its financial impact on the company."

Mr. Pond continued, "Amcast acquired Speedline in 1997 with the intent of increasing the geographic scope of the Company's wheel business. The Speedline acquisition allowed Amcast to enter the European market with a well-recognized name and a meaningful market position. Despite our additional investments in Speedline, its unfavorable cost structure did not allow us to maintain market position and generate adequate returns in the face of changing market conditions and increased competition. The sale allows us to exit this business and focus our efforts and resources on our domestic businesses where we see more opportunity. "

Amcast also announced that the New York Stock Exchange, Inc. ("NYSE") issued a letter indicating that the Company is below criteria for the NYSE's continued listing standards. The Company no longer meets the equity standard, which requires a listed company to have an average market capitalization of not less than $50 million over a 30 trading-day period and stockholders' equity of not less than $50 million. The Company has expected this action and is reviewing its available alternatives to assure a continuous public trading market for its common shares.

This release includes "forward-looking statements" which are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors include, among others: general economic conditions less favorable than expected, fluctuating demand in the automotive and housing industries, price pressures in the Company's automotive and flow control businesses, effectiveness of production improvement plans, inherent uncertainties in connection with international transactions and foreign currency fluctuations, and labor availability and relations at the company and its customers, and the impact of possible war with Iraq and homeland security measures.


Contact--
Media and Investors:  Michael Higgins 937/291-7015